Exhibit 99.1

Moleculin Provides Annamycin AML Program Update and Outlines Next Steps to Advance Towards Late-Stage Development

- Preliminary positive safety and efficacy data from second Phase 1 AML study supports plans to explore a Phase 1/2 of Annamycin in combination with Cytarabine

- Phase 1 study sets a recommended Phase 2 dose of 240 mg/m2, enabling start of combination trial

- Annamycin has demonstrated no cardiotoxicity to date with ORR of 60% in the last cohort for patients receiving a full course of Annamycin

- Preclinical animal research demonstrated a 68% increase in OS with Annamycin and Cytarabine combined compared to Annamycin as a single agent and a 241% increase in OS compared to Cytarabine alone

HOUSTON, February 14, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced preliminary results supporting the successful conclusion of its second Phase 1 trial (MB-105) in Poland evaluating Annamycin for the treatment of relapsed and refractory acute myeloid leukemia (AML), where Moleculin determined a dose of 240 mg/m2 as the Recommended Phase 2 Dose (RP2D), subject to final approval of the Safety Review Committee, and indicated no signs of cardiotoxicity (a common problem with currently prescribed anthracyclines). Based on preclinical animal data from sponsored research conducted simultaneous with its clinical trials, Annamycin in combination with Cytarabine demonstrated a 68% improvement in the median overall survival (OS) compared to Annamycin as a single agent and a 241% increase in OS compared to Cytarabine alone. Based on this data, the Company plans to advance its AML clinical development program in a Phase 1/2 clinical trial in Europe evaluating the combination of Annamycin and Cytarabine utilizing the clinical data from its two prior Phase 1 clinical trials.

“This important study conclusion now allows us to combine the safety and efficacy data from our MB-104 and MB-105 AML clinical trials using Annamycin as a single agent, along with the recent findings from preclinical studies showing that the combination of Annamycin with Cytarabine (AnnAraC) has the ability to synergistically improve activity against AML and move directly into a new AML clinical trial to study AnnAraC in humans,” Dr. J. Paul Waymack, Senior Chief Medical Officer of the Company, commented. He continued, “The support of local physicians in Poland for an AML trial utilizing AnnAraC is encouraging, and we believe this will translate into a faster pace of recruitment than we experienced in our MB-105 clinical trial. As such, our Annamycin AML program is now positioned to progress to a Phase 1/2 combination clinical trial in Europe as soon as possible. We expect to begin this trial in the first half of this year.”

“The RP2D will assist in setting the initial dosage in the AnnAraC clinical trial but imposes no limit on Annamycin as the new clinical study will have its own Phase 1 dose escalation portion setting a new RP2D for the combination. The successful outcome of our second Phase 1 study combined with the data we have seen to-date represents a major milestone in the AML program as we believe successful Phase 2 data from the combination trial could position AnnAraC for late-stage development and faster approval in AML versus Annamycin as a single agent,” added Mr. Walter Klemp, Chairman and CEO of Moleculin Biotech.

In January, the Company reported that it had received an updated independent safety review of certain preliminary data for the first 30 patients in its three Phase 1 clinical trials with Annamycin targeting AML (MB-104 and MB-105) and the metastases of soft tissue sarcoma to the lungs (STS Lung) or MB-107, which concluded there was no evidence of cardiotoxicity. Specifically, the trial Moleculin is concluding (MB-105), began its first cohort with an initial dose of 120 mg/m2 for three consecutive days. Each cohort contained three patients receiving a full course of Annamycin. In the fifth and final cohort, patients’ daily dose was 240 mg/m2 with five patients receiving a full course of Annamycin. The overall response rate (ORR) was 60% in the last cohort. This included two partial responses (PR’s) and one complete response with incomplete recovery of neutrophils and/or platelets (CRi). Upon safely reaching the RP2D of 240 mg/m2 in the MB-105 trial, the Company has concluded recruitment for the trial. The data from MB-104 and MB-105 trials will be used to design and support the new proposed combination trial.

The clinical data presented above are preliminary and subject to changes as the final clinical study report will be prepared in the near term.

The Company reported in November of 2020 new animal data from its sponsored research program showing highly improved activity against acute myeloid leukemia when Annamycin was used in combination with the commonly used antileukemic drug Cytarabine (Ara-C) versus single agent. The data was presented at the 62nd Annual Meeting & Exposition of the American Society for Hematology ("ASH") under the title: "High Efficacy of Liposomal Annamycin (L-ANN or Annamycin) in Combination with Cytarabine in Syngeneic p53-null AML Mouse Model."1 This study demonstrated vastly higher efficacy of the L-ANN/ARA-C combination (AnnAraC) over that of the single agents in an immune-competent setting of an aggressive, p53-null AML model. The study summarily demonstrated a 68% improvement in median OS of the animals in the study compared to Annamycin as a single agent and a 241% increase in OS compared to Cytarabine alone.

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1 Zal T, Zielinski R, Grela K, Cardenas-Zuniga R, Skora S, Fokt I, Zal A, Andreeff M, Gil L Shephard R, Priebe W, High Efficacy of Liposomal Annamycin (L-ANN) in Combination with Cytarabine in Syngeneic p53-Null AML Mouse Model, Blood (2020) 136 (Supplement 1): 6–7. https://doi.org/10.1182/blood-2020-143344

About Annamycin

Annamycin is the Company’s next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple human clinical trials, including ongoing trials for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases, and the Company believes that the use of Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently prescribed anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes it may have the potential to treat a number of additional indications.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of STS lung metastases, in addition to Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia. For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung metastases, please visit clinicaltrials.gov and reference identifier NCT04887298.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of AnnAraC to demonstrate safety and efficacy in patients, the ability of the Phase 1/2 combination clinical trial to achieve a faster pace of recruitment, and the ability of Moleculin to commence the Phase 1/2 combination clinical trial in the first half of this year. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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